Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-effective Amendment No. 3 to Registration Statement No. 333-115312 of Mesa Air Group, Inc. on Form S-3 of our report dated December 13, 2004, which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s significant code-share agreements, appearing in the Annual Report on Form 10-K of Mesa Air Group, Inc. for the year ended September 30, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

March 18, 2005